EXHIBIT 23.3

CONSENT OF ERNST & YOUNG LLP

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Financial Statements” and to the use of our reports dated: February 18, 2004 with respect to the financial statements of Wells Real Estate Fund XIV, L.P.; March 19, 2004 with respect to the financial statements of Wells Capital, Inc.; October 14, 2003 on the Statement of Revenues Over Certain Operating Expenses for the Siemens Orlando Buildings; and December 29, 2003 on the Statement of Revenues Over Certain Operating Expenses for the Randstad Atlanta Building, included in Post-Effective Amendment No. 10 to the Registration Statement (Form S-11 No. 333-101463) and related Prospectus of Wells Real Estate Fund XIV, L.P. for the registration of 4,500,000 of its limited partnership units.

/s/ Ernst & Young LLP

Atlanta, Georgia

February 14, 2005